                                AMENDMENT NO. 4
                                      TO
                               RIGHTS AGREEMENT

     Amendment No. 4, dated as of July 2, 2001 (the "Amendment"), to the Rights Agreement, dated as of October 19, 1990 and amended as of June 28, 1995, February 22, 1999, and December 7, 1999 (as amended to date, the "Rights Agreement"), by and among Apogee Enterprises, Inc., a Minnesota corporation (the "Company") and The Bank of New York, as Rights Agent (the "Rights Agent").

                                  WITNESSETH:

     WHEREAS, the Company and American Stock Transfer & Trust Company (f/k/a American Stock Transfer Company)("AST") previously entered into the Rights Agreement, pursuant to which AST was appointed to serve as the Rights Agent; and

     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has notified AST of its removal as Rights Agent, and the Company has appointed The Bank of New York as successor Rights Agent under the Rights Agreement, in both cases effective as of July 2, 2001; and

     WHEREAS, in connection with the removal of AST as Rights Agent and the appointment of The Bank of New York as successor Rights Agent, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects, in accordance with Section 27 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1.  Amendment of the Rights Agreement. Effective as of the date of
                 ---------------------------------
appointment of The Bank of New York as successor Rights Agent, the Rights Agreement shall be amended as follows:

               (a) All references in the Rights Agreement to "American Stock Transfer Company" or "American Stock Transfer & Trust Company" as Rights Agent shall be replaced with and shall for all purposes be deemed to refer to "The Bank of New York," as Rights Agent.

               (b) The legend set forth in Section 3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

               "This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Apogee Enterprises, Inc. and The Bank of New York, dated as of October 19, 1990, as amended to date (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Apogee Enterprises, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Apogee Enterprises, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights

               Agreement, Rights issued to any Person who becomes an Acquiring Person or an Associate or Affiliate thereof (as defined in the Rights Agreement), or certain transferees of such Person, may become null and void."

               (c) Section 8 of the Rights Agreement is amended by deleting the last sentence thereof and substituting therefor the following sentence: "The Rights Agent shall deliver all cancelled Right Certificates to the Company, or, at the written request of the Company, may (but shall not be required to) destroy such cancelled Right Certificates, and, if such cancelled Right Certificates are destroyed, shall deliver to the Company a certificate of destruction thereof.

               (d) Section 18 of the Rights Agreement is amended by adding the following sentence at the end of the first paragraph thereof: "The Company's reimbursement and indemnification obligations described in this paragraph shall survive the termination of this Agreement."

               (e) Section 21 of the Rights Agreement is amended by deleting the words "and to the holders of the Right Certificates by first-class mail" in the last clause of each of the first and second sentences of that section and is further amended by inserting the words "the Rights Agent or" before the words "the registered holder of any Right Certificate" in the last clause of the fourth sentence of that section.

               (f) The address of the Rights Agent set forth in Section 26 is hereby amended to read in its entirety as follows:

               "The Bank of New York
               101 Barclay Street
               New York, New York 10286
               Attention: Stock Transfer Administration"

               (g) Section 31 of the Rights Agreement is amended by adding the following words at the end thereof: "; provided however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York."

               (h) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     Section 2.  Amendment to Form of Right Certificate. The first page of the
                 --------------------------------------
Form of Right Certificate to purchase Preferred Shares set forth in Exhibit B attached to the Rights Agreement is hereby amended to read in its entirety as set forth in the attachment hereto.

     Section 3.  Amendment to Summary of Rights. The form of Summary of Rights
                 ------------------------------
to Purchase Preferred Shares set forth in Exhibit C attached to the Rights Agreement is hereby amended to read in its entirety as set forth in the attachment hereto.

     Section 4.  Counterparts. This Amendment may be executed in any number of
                 ------------
counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the dates set forth below.

                                   APOGEE ENTERPRISES, INC.


                                   By:    /s/ Russell Huffer
                                      ------------------------------------------
                                   Name:  Russell Huffer
                                   Title: Chief Executive Officer and President

                                   Dated: July 13, 2001

Attest:

By:    /s/ Patricia A. Beithon
   -------------------------------
Name:  Patricia A. Beithon
Title: Secretary and General Counsel

Dated: July 13, 2001

                                   THE BANK OF NEW YORK


                                   By: /s/ Jeffrey Grosse
                                      ------------------------------------------
                                   Name:   Jeffrey Grosse
                                   Title:  Vice President

                                   Dated:  July 17, 2001

Attest:

By: /s/ Camille Nunnari
   -------------------------------
Name:   Camille Nunnari
Title:  Assistant Vice President

Dated:  July 17, 2001

                                                                       Exhibit B
                                                                       ---------

                           FORM OF RIGHT CERTIFICATE

Certificate No. R-          Rights

NOT EXERCISABLE AFTER OCTOBER 9, 2008 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT (SUBJECT TO ADJUSTMENT) AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY A PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND SUBSEQUENT HOLDERS OF SUCH RIGHTS MAY BECOME NULL AND VOID.

                               RIGHT CERTIFICATE

                           APOGEE ENTERPRISES, INC.

     This certifies that              , or registered assigns, is the registered
owner of the number of rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of October 19, 1990, and as amended as of June 28, 1995, as of February 22, 1999, as of December 7, 1999 and as of July 2, 2001 (as amended, the "Rights Agreement"), between Apogee Enterprises, Inc., a Minnesota corporation (the "Company"), and The Bank of New York (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Minneapolis, Minnesota time, on October 9, 2008, at the office or offices of the Rights Agent designated for such purpose, or of its successor as Rights Agent, one one-hundredth of a fully paid nonassessable share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of the Company, at a purchase price of $50.00 (the "Purchase Price"), upon presentation and surrender of this right Certificate with the form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of October 9, 1998, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

                                                                       Exhibit C
                                                                       ---------

                           APOGEE ENTERPRISES, INC.

                         SUMMARY OF RIGHTS TO PURCHASE

                               PREFERRED SHARES

On October 19, 1990, the Board of Directors of Apogee Enterprises, Inc. (the "Company"), declared a dividend of one preferred share purchase right (a "Right") per share for each outstanding share of Common Stock, par value $33 1/3 (the "Common Shares"), of the Company. The dividend was payable on November 6, 1990 (the "Record Date") to shareholders of record on that date.

Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 (the "Preferred Shares"), of the Company at a price of $50.00 per one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of October 19, 1990, as amended by Amendment No. 1, dated as of June 28, 1995, Amendment No. 2, dated as of February 22, 1999, Amendment No. 3, dated as of December 7, 1999, and Amendment No. 4, effective as of July 2, 2001, between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

Initially, the Rights will attach to all certificates representing Common Shares then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares, and a Distribution Date for the Rights will occur upon the earlier of:

          (i) the close of business on the twentieth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 10% or more of the outstanding Common Shares); and

          (ii) the close of business on the twentieth day following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 10% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person).

A Person will not be an Acquiring Person if the Continuing Directors of the Company determine that such Person became an Acquiring Person inadvertently and such Person divests itself, within a reasonable period of time as determined by the Continuing Directors, of a sufficient number of Common Shares so that such Person is no longer an Acquiring Person.

Until the Distribution Date,

          (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with the Common Shares,

          (ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and

          (iii) the surrender for transfer of any Common Share certificate, even without such notation or a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on October 9, 2008, unless extended or earlier redeemed or exchanged by the Company as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution:

          (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares,

          (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the then current market price of the Preferred Shares, or

          (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those described in clause (ii) of this paragraph).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fraction of a Preferred Share will be issued (other than fractional shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) if in lieu thereof, a payment in cash is made based on the closing price (prorated for the fraction) of the Preferred Shares on the last trading date prior to the date of exercise.

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

In the event that:

          (i) any person or group of affiliated or associated persons becomes an Acquiring Person (unless such person first becomes an Acquiring Person pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms determined by the Board of Directors of the Company (prior to any change in control of the Board of Directors) to be fair to shareholders and otherwise in the best interests of the Company and its shareholders and which the Board of Directors recommends to the shareholders) or

          (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company or a subsidiary of the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and certain transferees thereof (which will thereafter be void), will thereafter have the right, exercisable following the expiration of the Company's right to redeem the Rights, to receive upon exercise thereof at the then current exercise price of the Right that number of Common Shares having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

In the event that the Company is acquired in certain mergers or other business combination transactions (other than a transaction for at least the same per-share consideration with a person who acquired Common Shares through a tender offer or exchange offer for all outstanding Common Shares approved by the Board of Directors of the Company in accordance with the preceding paragraph or any wholly owned subsidiary of such person) or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold after the Distribution Date or within twenty days prior thereto, each holder of a Right (other than Rights which have become void under the terms of the Rights Agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of

Common Shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

In certain events specified in the Rights Agreement, the Company is permitted to temporarily suspend the exercisability of the Rights.

At any time after a person or group of affiliated or associated persons becomes an Acquiring Person (subject to certain exceptions), and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may (if there has been no change in control of the Board of Directors) exchange all or part of the Rights (other than Rights which have become void under the terms of the Rights Agreement) for Common Shares at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the Common Shares, subject to adjustment.

At any time prior to the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price"), payable in cash, Common Shares or any other form of consideration deemed appropriate by the Board of Directors. The period of time during which the Rights may be redeemed may be extended if no such change of control has occurred or if no person has become an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. The Board of Directors and the Company shall not have any liability to any person as a result of the redemption or exchange of the Rights pursuant to any provisions of the Rights Agreement.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends. In addition, the Company will have no liability to holders of Rights or of the Common Shares for any failure to comply with the Rights Agreement during any period the Continuing Directors are unaware of the existence of the Acquiring Person.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission ("SEC") as an Exhibit to a Registration Statement on Form 8-A dated October 26, 1990 (the "1990 Form 8-A"). A copy of each of Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 to the Rights Agreement, respectively, has been filed with the SEC as an Exhibit to four Forms 8-A/A amending the 1990 Form 8-A, the first of which is dated July 26, 1995, the second of which is dated February 22, 1999, the third of which is dated December 7, 1999, and the fourth of which is dated July 17, 2001. A copy of the Rights Agreement and each of Amendments No. 1, No. 2, No. 3 and No. 4 thereto are available free of charge from the Company by contacting the Secretary of Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.